ASSUMPTION AGREEMENT

     Assumption Agreement (the "Assumption Agreement"), dated as of May 22, 1998, made by ShopKo Stores, Inc., a Wisconsin corporation ("New ShopKo"), which is the surviving corporation of the merger between New ShopKo and ShopKo Stores, Inc., a Minnesota corporation ("Old
ShopKo"), for the benefit of the Agent and the Banks which are parties to the Credit Agreement referred to below. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Credit Agreement.

                      WITNESSETH:

     WHEREAS, Old ShopKo, the Banks and Bankers Trust
Company, as Agent, entered into a Credit Agreement dated as of July 8, 1997 (as modified, supplemented or amended from time to time, the "Credit Agreement");
and

     WHEREAS, Old ShopKo and New ShopKo entered into an
Agreement and Plan of Merger dated as of March 31, 1998 whereby Old ShopKo agreed to merge with and into New
ShopKo with the purpose and effect of changing the Old
ShopKo's state of incorporation from Minnesota to Wisconsin (the "Reincorporation"); and

     WHEREAS, the Reincorporation has been consummated and, to comply with the requirements of Section 5.09(a) of the Credit Agreement, New ShopKo desires to execute and deliver this Assumption Agreement.

     NOW, THEREFORE, for good and valuable
consideration the receipt and sufficiency of which is hereby acknowledged by New ShopKo, New ShopKo hereby agrees as follows:

     1.   New ShopKo hereby expressly assumes all
rights, obligations, duties and liabilities of Old
ShopKo under (i) the Credit Agreement and (ii) the
Letters of Credit issued thereunder.

     2. New ShopKo hereby acknowledges and agrees that all references in the Credit Agreement to the "Borrower" shall be deemed to be references to New
ShopKo as the surviving corporation of the Merger.

     3. New ShopKo hereby represents and warrants and covenants to the Agent and the Banks as follows:

          (a)  on the date hereof and after giving
     effect to the Reincorporation and the execution and delivery of this Assumption Agreement, all representations and warranties contained in the Credit Agreement are true and correct in all respects and no Default or Event of Default is in existence; and

          (b)  on and after the date hereof, New
     ShopKo, as the surviving corporation in the Reincorporation, will fully and faithfully perform all obligations (including payment obligations and compliance with all covenants) (i) of the "Borrower" under the Credit Agreement and the Letters of Credit and (ii) under the Notes delivered by New ShopKo pursuant to the Credit
     Agreement.

     4. This Assumption Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the state of New York without giving effect to the conflict of laws principles thereof.

     5. This Assumption Agreement is made for the benefit of the Agent and the Banks under the Credit
Agreement and may not be amended, modified or waived without the consent of the Agent and the Banks.

     6. This Assumption Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the sigantures were on the same instrument.

     IN WITNESS WHEREOF, New ShopKo has caused this
Assumption Agreement to be duly executed and delivered by its authorized officer as of the day and year first above written.

                                   SHOPKO STORES, INC.,
                                   a Wisconsin corporation



                                   By: /s/ Dale P. Kramer
                                       ------------------------
                                 Name: Dale P. Kramer
                                Title: Chairman, President, and
                                       Chief Executive Officer

Accepted by:

BANKERS TRUST COMPANY, as Agent


  By: /s/ Mary Jo Jolly
      ------------------------
 Name: Mary Jo Jolly
Title: Assistant Vice President